Exhibit 2

FEDERAL SAVINGS BANK

PLAN OF REORGANIZATION FROM MUTUAL SAVINGS BANK

TO MUTUAL HOLDING COMPANY AND STOCK ISSUANCE PLAN

Exhibits

Exhibit A	Proposed Charter and Bylaws of the Stock Bank
Exhibit B	Proposed Charter and Bylaws of the Holding Company
Exhibit C	Proposed Charter and Bylaws of the MHC

1.	Introduction

This Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan, dated as of February 28, 2019 (the “Plan”), provides for the reorganization of Federal Savings Bank (the “Bank”) from a federally-chartered mutual savings bank into the mutual holding company structure (the “Reorganization”) under the laws of the United States of America and the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). As part of the Plan and the Reorganization, the Bank will form the mutual holding company (the “MHC”) as a mutually-owned federal corporation, which will form a federally-chartered stock holding company (the “Stock Holding Company”) which will be a majority-owned subsidiary of the MHC as long as the MHC remains in existence. The Bank will also organize a federally-chartered stock savings bank (the “Stock Bank”) that will become a wholly-owned subsidiary of the Stock Holding Company, and will transfer substantially all of its assets and all of its liabilities, including deposit accounts, to the Stock Bank. Concurrently with the Reorganization, the Holding Company will offer for sale up to 49.9% of its Common Stock in the Stock Offering on a priority basis to the Bank’s Members and the Bank’s Tax-Qualified Employee Plans, with any remaining shares to be offered for sale to the public in a Community Offering, a Syndicated Community Offering, or a Firm Commitment Underwritten Offering, or a combination thereof. The Reorganization, Stock Offering and issuance of Common Stock will be conducted in accordance with Federal Reserve Regulation MM (12 CFR Part 239), the Securities Act of 1933, as amended, and the regulations of the SEC thereunder, and other applicable legal and regulatory requirements.

The primary business purpose of the Reorganization is to establish the Holding Company, which will enable the Bank to compete more effectively in the financial services marketplace. The Reorganization will permit the Holding Company to issue Capital Stock, which is a source of capital not available to mutual savings banks. Since the Holding Company will not offer all of its Common Stock for sale in the Stock Offering, the Reorganization will result in less capital being raised compared to a standard mutual-to-stock conversion. The mutual holding company structure resulting from the Reorganization, however, will permit the Bank to raise additional capital since a majority of the Holding Company’s common stock (i.e., the common stock held by the MHC) will be available for sale to depositors and the public in the future. The mutual holding company structure will also provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions. Lastly, the Reorganization will enable the Bank to better manage its capital by (i) providing broader acquisition and investment opportunities through the holding company structure, (ii) enabling the Holding Company to distribute capital to stockholders in the form of dividends, and (iii) enabling the Holding Company to repurchase its common stock as market conditions warrant. Although the Reorganization and Stock Offering will create a stock savings bank and stock holding company, only a minority of the Common Stock will be offered for sale in the Stock Offering. As a result, the Bank’s mutual form of ownership and its ability to remain an independent community savings bank will be preserved through the mutual holding company structure. The Reorganization is subject to the receipt of all necessary regulatory approvals, including the approval of the Federal Reserve.

In furtherance of the Bank’s commitment to its community, the Plan provides for a contribution of Holding Company Common Stock and/or cash, subject to regulatory limitations, to the Foundation. The funding of the Foundation is intended to enhance the Bank’s existing community reinvestment activities by allowing the Bank’s local communities to share in the expected growth and profitability of the Holding Company and the Bank over the long term.

The Plan has been approved by the Bank’s Board of Directors. The Plan must also be approved by the Bank’s Members at a Special Meeting of Members to be called for that purpose by at least a majority of the total number of votes entitled to be cast by the Bank’s Voting Members. Each Voting Member with a Deposit Account(s) at the Bank will be entitled to cast one vote for each $100 or fraction thereof of deposits in the Bank on the Voting Record Date. Each Voting Member who is a borrower from the Bank will be entitled to cast one vote, in addition to the number of votes each such Voting Member may be entitled to cast with respect to any Deposit Account(s). No Voting Member, however, may cast more than 1,000 votes at the Special Meeting.

2.	Definitions

As used in this Plan, the terms set forth below have the following meanings:

Acting in Concert: The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company (“other party”) shall also be deemed to be Acting in Concert with any Person or company who is also Acting in Concert with that other party, except that any Tax-Qualified Employee Plan will not be deemed to be Acting in Concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Actual Purchase Price: The uniform price per share, determined as provided in the Plan, at which the Common Stock will be sold in the Stock Offering.

Affiliate: Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Associate: The term “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization; (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Stock Offering and the sale of Common Stock following the Reorganization, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Plan or any Tax-Qualified Employee Plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by Officers and Directors, the term “Associate” does not include any Tax-Qualified Employee Plan; and (iii) any Person who is related by blood or marriage to such Person and who (A) lives in the same home as such Person or (B) is a director or Officer of the Bank, the Holding Company, the MHC or a subsidiary of the Bank, the Holding Company or the MHC.

Bank: Federal Savings Bank, either in its pre-Reorganization mutual form or post-Reorganization stock form, as indicated by the context.

Bank Regulators: The Federal Reserve and other bank regulatory agencies, including the OCC and FDIC, as applicable, responsible for reviewing and approving the Reorganization and Stock Offering, including the organization of an interim stock savings association and the Stock Bank, the insurance of deposit accounts, and the transfer of assets and liabilities to the Stock Bank or, alternatively, the organization of one or more interim savings associations and any merger required to effect the Reorganization.

Capital Stock: Any and all authorized capital stock of the Bank or the Holding Company.

Code: The Internal Revenue Code of 1886, as amended.

Common Stock: Common stock issuable by the Holding Company in connection with the Reorganization and Stock Offering, including securities convertible into Common Stock, pursuant to its stock charter.

Community: The New Hampshire counties of Rockingham and Strafford.

Community Offering: The offering, to certain members of the general public, of any unsubscribed shares of Common Stock in the Subscription Offering. The Community Offering may occur concurrently with any Syndicated Community Offering.

Control: (including the terms “controlling,” “controlled by” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise as described in 12 CFR Part 238.

Conversion Transaction: The conversion of the MHC from the mutual to stock form of organization as described more specifically in Section 7 of the Plan, pursuant to applicable federal rules and regulations.

Deposit Account(s): Any withdrawable account, including, without limitation, savings, time, demand, NOW account, money market, certificate and passbook accounts.

Effective Date: The date upon which, after all necessary approvals have been obtained to complete the Reorganization and the Stock Offering, the Reorganization and Stock Offering is completed.

Eligible Account Holder: Any Person holding a Qualifying Deposit as of the close of business on the Eligibility Record Date for purposes of determining subscription rights.

Eligibility Record Date: December 31, 2017, the date for determining who qualifies as an Eligible Account Holder.

Employee Plans: The Tax-Qualified and Non-Tax Qualified Employee Plans.

ESOP: The Bank’s employee stock ownership plan.

Estimated Valuation Range: The range of the estimated pro forma market value of the total number of shares of Common Stock to be issued by the Holding Company to the MHC and the Minority Stockholders, as determined by the Independent Appraiser before the Subscription Offering and as it may be amended from time to time thereafter.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Federal Reserve: The Board of Governors of the Federal Reserve System.

FDIC: The Federal Deposit Insurance Corporation.

Firm Commitment Underwritten Offering: The offering, at the sole discretion of the Holding Company, of shares of Common Stock not subscribed for in the Subscription Offering and any Community Offering or Syndicated Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may occur following the Subscription Offering and any Community Offering or Syndicated Community Offering.

Foundation: First Seacoast Community Foundation, Inc., a new charitable foundation intended to qualify as an exempt organization under Code Section 501(c)(3) that will receive Foundation Shares and/or cash in connection with the Stock Offering.

Foundation Shares: Shares of Common Stock issued to the Foundation in connection with the Reorganization.

HOLA: The Home Owners’ Loan Act, as amended.

Holding Company: The federal corporation created in the Reorganization, which will be majority-owned by the MHC and will own 100% of the outstanding common stock of the Bank.

Holding Company Application: The Holding Company Application, on such form as may be prescribed by the Federal Reserve, filed with the Federal Reserve in connection with the Reorganization and the formation of the MHC and the Holding Company.

Independent Appraiser: The independent appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Bank and the Holding Company.

Interim Bank: The interim federal stock savings association that will become the Stock Bank, which will be established by the Bank as a wholly-owned Subsidiary.

Management Person: Any Officer or director of the Bank or any Affiliate of the Bank, and any person Acting in Concert with any such Officer or director.

Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (1) regularly publishes bona fide competitive bid and offer quotations on request, and (2) is ready, willing and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers or dealers.

Member: Any Person who qualifies as a member of the Bank pursuant to its charter and bylaws.

MHC: The mutual holding company created in the Reorganization.

Minority Ownership Interest: The shares of Common Stock owned by persons other than the MHC, expressed as a percentage of the total shares of Common Stock outstanding.

Minority Stock Offering: One or more offerings of less than 50% in the aggregate of the outstanding Common Stock to persons other than the MHC.

Minority Stockholder: Any owner of the Common Stock, other than the MHC.

Notice: The Notice of Mutual Holding Company Reorganization submitted by the Bank to the Federal Reserve to notify the Federal Reserve of the Reorganization and the Stock Offering.

OCC: The Office of the Comptroller of the Currency.

Offering Range: The aggregate purchase price of the Common Stock to be sold in the Stock Offering based on the Estimated Valuation Range expressed as a range, which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be based on the Estimated Valuation Range, but will represent a Minority Ownership Interest equal to up to 49.9% of the Common Stock.

Officer: An executive officer of the MHC, the Holding Company or the Bank, including the Chief Executive Officer, President, Senior Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar policy making functions.

Order Form: Any form (together with any attached cover letter and/or certifications or acknowledgements), sent by the Bank to any Person containing, among other things, a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding purchases of Common Stock in the Subscription and Community Offerings.

Other Member: Any Person who is a Member at the close of business on the Voting Record Date and who is not an Eligible Account Holder, a Supplemental Eligible Account Holder or a Tax-Qualified Employee Plan.

Person: An individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, or a government or political subdivision of a government.

Plan: This Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan, as may be amended from time to time.

Qualifying Deposit: The aggregate balance of each Deposit Account of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, provided, in each case, such aggregate balance is not less than $50.

Regulations: The rules and regulations of the Bank Regulators, including the Federal Reserve’s rules and regulations regarding mutual holding companies and any applicable rules and regulations of the OCC and the FDIC.

Reorganization: The reorganization of the Bank into the mutual holding company structure and the organization of the MHC, the Holding Company and the Stock Bank, pursuant to this Plan.

Resident: (including the terms “resident,” “residence,” “reside,” “resided” or “residing”) with respect to any natural Person, means any natural Person who occupies a dwelling within the Community, has an intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory. To the extent a Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit records, loan records or such other evidence provided to it to determine whether a Person is a Resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

SEC: The U.S. Securities and Exchange Commission.

Special Meeting: The Special Meeting of Members called for the purpose of voting on this Plan.

Stock Bank: The federally-chartered stock savings bank resulting from the Reorganization, which will be a wholly-owned Subsidiary of the Holding Company.

Stock Offering: The offering of Common Stock for sale to persons other than the MHC in a Subscription Offering and, to the extent shares remain available, in a Community Offering, Syndicated Community Offering and/or Firm Commitment Underwritten Offering, as the case may be.

Subscription Offering: The offering of Common Stock for subscription and purchase pursuant to Section 11 hereof.

Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit as of the close of business on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan or an Officer or director of the Bank.

Supplemental Eligibility Record Date: The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding approval of the Reorganization by the Federal Reserve. The Supplemental Eligibility Record Date will only occur if the Federal Reserve has not approved the Reorganization within 15 months after the Eligibility Record Date.

Syndicated Community Offering: The offering of Common Stock through a syndicate of broker-dealers following or contemporaneously with the Community Offering.

Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the MHC or any of their Affiliates, which, with its related trusts, meets the requirements to be qualified under Code Section 401. The term “Non-Tax-Qualified Employee Plan” means any stock benefit plan which is not so qualified under Code Section 401.

Voting Member: Any Member at the close of business on the Voting Record Date.

Voting Record Date: The date established by the Bank for determining the Members who are entitled to notice of and to vote at the Special Meeting.

3.	The Reorganization

A.	Organization of the MHC, Holding Company, and Stock Bank

The Reorganization will be effected as follows, or in any other manner, including the merger of the Bank with an interim savings bank, approved by the Bank Regulators that is consistent with the purposes of this Plan and applicable laws and regulations:

(i)	the Bank will organize Interim Bank and transfer all its assets and liabilities, except up to $100,000 in cash, to Interim Bank, which will become the Stock Bank;

(ii)	the Bank will amend its charter and bylaws to read in the form of a federal mutual holding company charter and will become the MHC;

(iii)	the MHC will organize the Holding Company as a wholly-owned subsidiary, and transfer $1,000 to the Holding Company in exchange for 100 shares of Common Stock; and

(iv)

the MHC will transfer all of the initially issued stock of the Stock Bank to the Holding Company in exchange for additional shares of Common Stock, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company.

The transfer of assets and liabilities from the Bank to the Interim Bank will not occur until the Interim Bank has received from the FDIC approval for insurance of accounts and the FDIC has issued an insurance certificate number to the Interim Bank. Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering shares of Common Stock representing less than 50% of the pro forma market value of the Holding Company and the Bank.

Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury General Accounts, or United States Treasury Time Deposit Open Accounts, as defined in the Regulations) of the Bank shall become the assets and liabilities of the Stock Bank, which will thereupon become an operating savings bank subsidiary of the Holding Company and of the MHC. The Bank will apply to the Bank Regulators to have the Holding Company receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Bank. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the applicable requirements set forth in the Regulations governing capital distributions.

Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the MHC will be a continuation of the Bank, provided that all property of the Bank, including its right, title, and interest in and to all of its property and assets of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank, will be transferred to the Stock Bank, except for up to $100,000 in cash. All assets, rights, obligations and liabilities of whatever nature of the Bank that are not expressly retained by the MHC will be deemed transferred to the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the assets, rights, liabilities and obligations of the Bank and will maintain its headquarters and other offices at the Bank’s present locations.

B.	Effect on Deposit Accounts and Borrowings

Upon completion of the Reorganization, each holder of a Deposit Account in the Bank on the Effective Date will receive, without payment, an identical Deposit Account in the Stock Bank in the same amount and upon the same terms and conditions and will continue to be federally-insured up to the legal maximum by the FDIC in the same manner as the Deposit Account existed in the Bank immediately before the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately before the Reorganization.

C.	The Stock Bank

Upon completion of the Reorganization, the Stock Bank will be authorized to exercise all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings associations under federal law. A copy of the proposed charter and bylaws of the Stock Bank is attached hereto as Exhibit A and made a part of this Plan. The Reorganization will not reduce the amount of retained earnings (other than the assets of the Bank retained by or distributed to the Holding Company or the MHC), undivided profits, and general loss reserves that the Bank had before the Reorganization. The retained earnings and general loss reserves will be accounted for by the MHC, the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles in the United States.

The initial directors of the Stock Bank will be the directors of the Bank serving immediately before consummation of the Reorganization. Thereafter, the Holding Company, as the sole stockholder of the Stock Bank, will elect approximately one-third of the Stock Bank’s Board of Directors annually. The Stock Bank will be wholly-owned by the Holding Company. The Holding Company will be wholly-owned by its stockholders who will consist of the MHC and the persons who purchase Common Stock in the Stock Offering and any subsequent Minority Stock Offering. On the Effective Date, the voting and membership rights of Members will be transferred to the MHC, subject to the conditions specified below.

D.	The Holding Company

The Holding Company will be authorized to exercise all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial directors of the Holding Company will be the directors of the Bank serving immediately before the consummation of the Reorganization. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company’s directors annually. A copy of the proposed charter and bylaws of the Holding Company is attached as Exhibit B and made part of this Plan.

The Holding Company will have the power to issue shares of Capital Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Holding Company. The Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock, and the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering.

E.	The Mutual Holding Company

As a mutual corporation, the MHC will have no stockholders. The members of the MHC will have exclusive voting authority as to all matters requiring a vote of members under the charter of the MHC. Persons who have membership rights with respect to the Bank under its charter in effect immediately before the Reorganization shall continue to have such rights solely with respect to the MHC after the Reorganization so long as they remain depositors and/or borrowers of the Stock Bank after the Reorganization, as applicable. In addition, all Persons who become depositors of the Stock Bank following the Reorganization will have membership rights with respect to the MHC. All rights of members in the MHC will be derived from, based entirely on, and exercisable only through, the existence of their Deposit Accounts or borrowings in the Stock Bank after the Reorganization. The rights and powers of the MHC will be defined by the MHC’s charter and bylaws (a copy of which is attached to this Plan as Exhibit C and made a part hereof) and by the statutory and regulatory provisions applicable to savings and loan holding companies and mutual holding companies. The MHC will be subject to the limitations and restrictions imposed on savings and loan holding companies by HOLA §10(o)(5).

The initial directors of the MHC will be the same individuals serving as the directors of the Bank immediately before the consummation of the Reorganization. Thereafter, approximately one-third of the directors of the MHC will be elected annually by the members of the MHC who will consist initially of the Members of the Bank immediately before the consummation of the Reorganization and all persons who become depositors of the Bank after the Reorganization.

4.	Conditions to Implementation of the Reorganization

Consummation of the Reorganization is expressly conditioned upon the following:

A.	Approval of the Plan by a majority of the Bank’s Board of Directors.

B.	The filing of the Notice, including the Plan, with the Federal Reserve and either:

(i)	The Federal Reserve gives written notice of its intent not to disapprove the Reorganization; or

(ii)

Sixty days pass since the Federal Reserve received the Notice and deemed it complete under 12 CFR § 239.10(e) and/or 12 CFR § 238.14(g) of the Federal Reserve regulations, and the Federal Reserve has not given written notice that the Reorganization is disapproved or extended for an additional 30 days the period during which disapproval may be issued.

C.

The filing, pursuant to the HOLA, of a Holding Company Application with the Federal Reserve for the Holding Company and MHC to become mutual savings and loan holding companies by owning or acquiring 100% of the common stock of the Stock Bank in the case of the Holding Company, and a majority of the Common Stock in the case of the MHC, and the approval of the Holding Company Application by the Federal Reserve.

D.

Submission of the Plan to the Voting Members for approval pursuant to a proxy statement and form of proxy cleared in advance by the Bank Regulators, and such Plan is approved by a majority of the total votes eligible to be cast by the Voting Members at the Special Meeting.

E.	All necessary approvals and non-objections have been obtained from the Bank Regulators in connection with the adoption of the respective charter and bylaws of the MHC, the Holding Company and the Stock Bank, the issuance of deposit insurance and a certificate number by the FDIC to the Stock Bank, and the transfer of assets and liabilities of the Bank to the Stock Bank pursuant to the Plan (or, alternatively, the conversion of the Bank to a stock charter); and all conditions specified or otherwise imposed by the Bank Regulators, in connection with their approvals and/or non-objections, have been satisfied.

5.	Special Meeting of Members

After the approval of the Plan by the Bank Regulators, the Special Meeting shall be scheduled in accordance with the Bank’s bylaws. Promptly after receipt of such approval and at least 20 days but not more than 45 days before the Special Meeting, the Bank will distribute proxy solicitation materials to all Voting Members. The proxy solicitation materials will include a proxy statement and other documents authorized for use by the applicable Bank Regulators. A copy of the Plan will be made available to Voting Members upon request. Pursuant to the Regulations, the affirmative vote of not less than a majority of the total votes eligible to be cast by the Voting Members is required for approval of the Plan. Voting may be in person or by proxy. The Bank will notify the Bank Regulators promptly of the actions of the Voting Members.

6.	Rights of Members of the MHC

Following the Reorganization, all Persons who had membership rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC for as long as they remain depositors of the Bank. All existing proxies granted by members of the Bank to the Board of Directors of the Bank shall automatically become proxies granted to the Board of Directors of the MHC. In addition, all Persons who become depositors of the Stock Bank after the Reorganization also will have membership rights with respect to the MHC. All rights of members in the MHC will be derived from, based entirely on, and exercisable only through, the existence of their Deposit Accounts or borrowings in the Stock Bank after the Reorganization. No Person who ceases to be the holder of a Deposit Account with the Stock Bank after the Reorganization shall have any membership or other rights with respect to the MHC.

7.	Conversion of the MHC to Stock Form

Following the completion of the Reorganization, the MHC may elect to undertake a Conversion Transaction in accordance with applicable laws and regulations. There can be no assurance when, if ever, a Conversion Transaction will occur.

In a Conversion Transaction, it is expected that the MHC would merge with and into the Holding Company with the Holding Company as the resulting entity, followed by the merger of the Holding Company with and into a new stock holding company with the new stock holding company as the resulting entity. Members of the MHC would receive the right to subscribe for shares of common stock of the new stock holding company, which shares would represent the ownership interest of the MHC in the Holding Company immediately before the Conversion Transaction. The additional shares of common stock of the new stock holding company issued in the Conversion Transaction would be sold at their aggregate pro forma market value as determined by an independent appraisal.

Any Conversion Transaction must be fair and equitable to the Minority Stockholders. In any Conversion Transaction, the Minority Stockholders will be entitled without additional consideration to maintain the same percentage ownership interest in the new stock holding company after the Conversion Transaction as their percentage ownership interest in the Holding Company immediately before the Conversion Transaction (i.e., the “Minority Ownership Interest”), subject to adjustment, if any, required by the Bank Regulators to reflect assets of the MHC and any dividends waived by the MHC.

At the sole discretion of the Boards of Directors of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders other than as set forth in this Plan. If a Conversion Transaction does not occur, the MHC will always own a majority of the Voting Stock of the Holding Company. The Board of Directors of the Bank has no current intention to conduct a Conversion Transaction.

A Conversion Transaction would require the approval of the Federal Reserve and would be presented to a vote of the members of the MHC and the stockholders, including the MHC, of the Holding Company. Federal regulations require that in any Conversion Transaction the members of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings bank converting to stock form.

8.	Timing of the Reorganization and Sale of Common Stock

The Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in Section 4 of this Plan. Subject to the approval of the Bank Regulators, the Holding Company intends to commence the Stock Offering concurrently with the proxy solicitation of Members. The Holding Company may close the Stock Offering before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting. Subject to Bank Regulator approval, the Bank’s proxy solicitation materials may permit certain Members to return to the Bank by a reasonable date certain a postage paid card or other written communication requesting receipt of the prospectus if the prospectus is not mailed concurrently with the proxy solicitation materials. The Stock Offering shall be conducted in compliance with the Regulations, including 12 CFR §239.24 and §239.25 of the Federal Reserve’s Regulation MM and the securities offering regulations of the SEC.

9.	Number of Shares of Common Stock to be Offered

The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Boards of Directors of the Bank and the Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares of Common Stock to be offered may be adjusted before completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering must be less than 50% of the issued and outstanding shares of Common Stock of the Holding Company.

10.	Independent Valuation and Purchase Price for Shares of Common Stock

All shares of Common Stock sold in the Stock Offering shall be sold at the Actual Purchase Price. The Actual Purchase Price and the number of shares of Common Stock to be outstanding shall be determined by the Bank’s Board of Directors based on the estimated pro forma market value of the Holding Company and the Bank. The aggregate purchase price for the Common Stock will be consistent with the estimated market value of the Holding Company and the Bank. The estimated pro forma market value of the Holding Company and the Bank will be determined for such purposes by the Independent Appraiser.

Before the commencement of the Stock Offering, the Estimated Valuation Range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Bank’s Board of Directors at the time of the Stock Offering and consistent with applicable requirements of the Regulations. The Holding Company intends to issue up to 49.9% of its Common Stock in the Stock Offering. The number of shares of Common Stock to be issued and the ownership interest of the MHC may be increased or decreased by the Holding Company, taking into consideration any change in the independent valuation and other factors, at the discretion of the Bank’s Board of Directors.

Based upon the independent valuation as updated before the commencement of the Stock Offering, the Bank’s Board of Directors may establish the minimum and maximum percentage of shares of Common Stock that will be offered for sale in the Stock Offering, or it may fix the percentage of shares that will be offered for sale in the Stock Offering. If the percentage of the shares offered for sale in the Minority Stock Offering is not fixed in the Stock Offering, the Minority Ownership Interest resulting from the Stock Offering will be determined as follows: (a) the product of (x) the total number of shares of Common Stock sold by the Holding Company and (y) the purchase price per share, divided by (b) the aggregate pro forma market value of the Bank and the Holding Company upon the closing of the Stock Offering and sale of all the Common Stock.

Notwithstanding the foregoing, no sale of Common Stock may be consummated unless the Independent Appraiser confirms to the Holding Company, the Bank and the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock sold in the Stock Offering at the Actual Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new price range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the Bank Regulators may permit.

The estimated pro forma market value of the Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser based on such appropriate factors as are not inconsistent with the applicable Regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

Any Common Stock which has not been subscribed for in the Subscription Offering may be offered for sale at the same purchase price per share in a Community Offering, Syndicated Community Offering or Firm Commitment Underwritten Offering at which the Common Stock is sold to persons in the Subscription Offering. Shares sold in the Community Offering, Syndicated Community Offering or Firm Commitment Underwritten Offering will be subject to the same limitations as shares sold in the Subscription Offering.

11.	Method of Offering Shares and Rights to Purchase Stock

In descending order of priority, the opportunity to purchase Common Stock through the exercise of non-transferrable subscription rights shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members, pursuant to priorities established by the Board of Directors. Any shares of Common Stock that are not subscribed for in the Subscription Offering may at the discretion of the Bank and the Holding Company be offered for sale in a Community Offering, Syndicated Community Offering or Firm Commitment Underwritten Offering. The minimum purchase by any Person shall be 25 shares of Common Stock. The Holding Company shall determine whether each prospective purchaser is a Resident, an Associate, or is Acting in Concert as those terms are defined in the Plan and shall interpret all other provisions of the Plan in its sole discretion. All such determinations are in the sole discretion of the Holding Company, and may be based on whatever evidence the Holding Company chooses to use in making any such determination.

A.	Subscription Offering

Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date and subject to the provisions of Section 12; provided, however, the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription Order Form all accounts in which he had an ownership interest as of the Eligibility Record Date. Officers, directors, and their Associates may be Eligible Account Holders. However, if an officer, director, or his or her Associate receives subscription rights based on increased deposits in the year before the Eligibility Record Date, subscription rights based upon these increased deposits are subordinate to the subscription rights of other Eligible Account Holders.

Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans will be given the opportunity to purchase in the Subscription Offering in the aggregate up to 4.9% of the issued and outstanding Common Stock of the Holding Company as of the completion of the Stock Offering. In the event of an oversubscription in the Subscription Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, from authorized but unissued shares of Holding Company Common Stock subject to the maximum purchase limitations applicable to such plans as set forth herein, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering. Notwithstanding the foregoing, if the final valuation exceeds the maximum of the Offering Range, up to 4.9% of the shares of Common Stock issued and outstanding as of the completion of the Stock Offering may be purchased by the Tax-Qualified Employee Plans regardless of any oversubscription by Eligible Account Holders.

Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder will receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date and subject to the provisions of Section 12; provided, however, the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, is in excess of the total shares offered in the Stock Offering, the subscriptions of Supplemental Eligible Account Holders will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. Directors, Officers and their associates do not qualify as Supplemental Eligible Account Holders.

Priority 4: Other Members. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member will receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to $150,000; provided, however, the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering, or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. If the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares offered in the Stock Offering, the subscriptions of such Other Members will be allocated among subscribing Other Members on a pro rata basis based on the size of such Other Members’ orders.

B.	Community Offering

Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in the Community Offering, which involves an offering of all unsubscribed shares directly to the general public with a preference to natural Persons residing in the Community. The Community Offering, if any, will be for a period of not more than 45 days unless extended by the Holding Company and the Bank, and will begin concurrently with, during or promptly after the Subscription Offering. The Holding Company and the Bank may use one or more investment banking firms to sell, on a best efforts basis, the unsubscribed shares in the Subscription and Community Offering. The Holding Company and the Bank may pay a commission or other fee to such investment banking firm(s) for shares sold by such firm(s) in the Subscription and Community Offering and may also reimburse such firm(s) for expenses incurred in connection with the sale. No Person may purchase more than $150,000 of Common Stock in the Community Offering, subject to the overall purchase limitations set forth in Section 12. If orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Community, and, thereafter, to the extent any shares remain available, to cover orders of other members of the general public on a basis that will promote a widespread distribution of stock. If orders for Common Stock in each of these categories exceed the number of shares available for sale within such category, orders will first be filled up to a maximum of two percent (2%) of the shares sold in the Stock Offering, and thereafter remaining shares will be allocated on an equal number of shares basis per order.

The Bank and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 11.B.

C.	Syndicated Community Offering or Firm Commitment Underwritten Offering

If feasible, any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, including the timing of the offering, as may be determined by the Bank and the Holding Company, subject to the right of the Holding Company, in its sole discretion, to accept or reject in whole or in part all orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering would commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering must be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. No Person may purchase more than $150,000 of Common Stock in the Syndicated Community Offering, subject to the overall purchase limitations set forth in Section 12.

Alternatively, if feasible, the Board of Directors may determine to offer any shares of Common Stock not sold in the Subscription Offering and any Community Offering for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the Bank and the Holding Company, subject to the right of the Holding Company, in its sole discretion, to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Underwritten Offering at any time. Any Firm Commitment Underwritten Offering must be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. No Person may purchase more than $150,000 of Common Stock in the Firm Commitment Underwritten Offering, subject to the overall purchase limitations set forth in Section 12.

If for any reason a Syndicated Community Offering or Firm Commitment Underwritten Offering of shares of Common Stock not sold in the Subscription Offering or any Community Offering cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of the Holding Company and the Bank will seek to make other arrangements for the sale of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other arrangements will be subject to the receipt of any required approval of the Bank Regulators.

12.	Additional Limitations on Purchases of Common Stock

Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

A.

The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by persons other than MHC at the close of the Stock Offering must be less than 50% of the Holding Company’s total outstanding Common Stock.

B.	The maximum purchase of Common Stock in the Subscription Offering by a Person or group of Persons through a single Deposit Account is $150,000. No

Person by himself, with an Associate or group of Persons Acting in Concert, may purchase more than $250,000 of the Common Stock offered in the Stock Offering except that: (i) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the Stock Offering, including shares issues to the Foundation, provided that the total number of shares purchased by Persons, their Associates and those Persons with whom they are Acting in Concert, to the extent such purchases exceed 5% of the shares sold in the Stock Offering, may not exceed, in the aggregate, 10% (or such higher percentage as may be determined by the Board of Directors with the approval of the Bank Regulators) of the total number of the shares sold in the Stock Offering, including shares issues to the Foundation; (ii) the Tax-Qualified Employee Plans may purchase in the aggregate up to 4.9% of the outstanding shares of Common Stock of the Holding Company as of the completion of the Stock Offering, including shares issues to the Foundation; and (iii) for purposes of this subsection 12.B. shares to be held by any Tax-Qualified Employee Plan and attributable to a Person will not be aggregated with other shares purchased directly by or otherwise attributable to such Person.

C.

The aggregate amount of Common Stock acquired in the Stock Offering by any Tax-Qualified Employee Plans and any Non-Tax-Qualified Employee Plans may not encompass, in the aggregate more than either 4.9% of the outstanding shares of Common Stock of the Holding Company or 4.9% of the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering. However, if the Holding Company’s tangible capital equals at least 10% at the time of implementation of the plans, the Tax-Qualified Employee Plans and Non-Tax-Qualified Employee Plans may encompass up to 5.88% of the outstanding shares of Common Stock of the Holding Company or 5.88% of the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering.

D.

The aggregate amount of Common Stock encompassed by any Non-Tax-Qualified Employee Plans, exclusive of any Common Stock acquired by such plans or any Management Person and his or her Associates in the secondary market, may not exceed, in the aggregate, 1.47% of the of the outstanding shares of Common Stock of the Holding Company or 1.47% of the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering. However, if the Holding Company’s tangible capital is at least 10% at the time such plans are implemented, the Non-Tax-Qualified Plans may encompass, in the aggregate 1.96% of the outstanding shares of Common Stock of the Holding Company or 1.96% of the stockholder’s equity of the Holding Company at the conclusion of the stock offering.

E.

The aggregate amount of Common Stock acquired in the Stock Offering by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, may not exceed 4.9% of the outstanding shares of Common Stock of the Holding Company or 4.9% of the stockholder’s equity of the Holding Company at the conclusion of the Stock Offering.

F.

All stock option plans must not encompass, in the aggregate, more than either 4.9% of the outstanding shares of common stock of the Holding Company or stockholders’ equity of the Holding Company at the conclusion of the Stock Offering.

G.

The amount of common stock that may be encompassed under all stock option plans and restricted stock plans of the Holding Company may not exceed, in the aggregate, 25% of the outstanding shares of common stock of the Holding Company held by persons other than the MHC at the conclusion of the Stock Offering.

H.

The aggregate amount of Common Stock acquired in the Stock Offering by all Non-Tax-Qualified Employee Plans, stock option plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, may not exceed 28% (or such higher percentage as may be set by the Board of Directors with the approval of the Bank Regulators) of the outstanding shares of Common Stock or stockholders’ equity held by persons other than the MHC at the conclusion of the Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such persons shall not be counted.

I.

A Tax-Qualified Employee Plan, Non-Tax-Qualified Employee Plan or stock option plan modified or implement not earlier than one year after the conclusion of the Stock Offering, or any subsequent stock issuance made in substantial conformity with the subscription priorities set forth in the Federal Reserve’s Regulation MM, may exceed the percentage limitations contained in paragraphs (C) through (F) above, if all common stock awarded in connection with any plan expansion is acquired in the secondary market, and the acquisitions begin no earlier than when such plan expansion is permitted to be made.

J.

Notwithstanding any other provision of this Plan, no person will be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.

The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors of the Holding Company believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

L.

A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Offering to the extent those shares are available; provided, however, that if the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share does not exceed $500, as determined by the Board.

Subscription rights granted under this Plan and by the Regulations are non-transferable. No Person may transfer, offer to transfer, sell, offer to sell, or enter into any agreement or understanding to transfer or sell, the legal or beneficial ownership of any subscription rights granted under this Plan. No Person may transfer, offer to transfer, sell, offer to sell, or enter into any agreement or understanding to transfer or sell legal beneficial ownership of any shares of Common Stock except pursuant to this Plan.

EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO HAVE CONFIRMED THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE BANK IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS, AND THE BANK MAY TAKE ANY REMEDIAL ACTION INCLUDING, WITHOUT LIMITATION, REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE BANK REGULATORS FOR ACTION, AS THE BANK MAY IN ITS SOLE DISCRETION DEEM APPROPRIATE.

13.	Payment for Stock

All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Bank, together with a properly completed and executed Order Form, or purchase order in the case of the Syndicated Community Offering, on or before the expiration date specified on the Order Form or purchase order, as the case may be, unless such date is extended by the Bank; provided, however, that if the Employee Plans subscribe for shares of Common Stock during the Subscription Offering, such plans may pay for such shares at the Actual Purchase Price upon consummation of the Stock Offering. The Holding Company or the Bank may make scheduled discretionary contributions to the ESOP provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirements.

Payment for Common Stock must be made either by personal check, bank draft or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser’s Deposit Account in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, will be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate will be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the Bank’s passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the Bank Regulators) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Actual Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect.

Subscription funds received before the completion of the Stock Offering will be held in a segregated deposit account at the Bank or, in the Bank’s discretion, at another federally insured depository institution. Interest on subscription funds made by personal check, bank draft or money order will be paid by the Bank at a rate no less than the Bank’s passbook rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

14.	Manner of Exercising Subscription Rights Through Order Forms

As soon as practicable after the prospectus prepared by the Holding Company and the Bank has been declared effective by the SEC, and the Bank Regulators have approved the Reorganization, copies of the prospectus and Order Forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders and Other Members at their last known addresses appearing on the records of the Bank and to the Tax-Qualified Employee Plans for the purpose of subscribing for shares of Common Stock in the Subscription Offering, and will be made available for use by those other persons to whom a prospectus is delivered.

Each Order Form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each Order Form will contain, among other things, the following:

A.

A specified date by which all Order Forms must be received by the Bank, which date will be not less than 20 nor more than 45 days following the date on which the Order Forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

B.	The purchase price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

C.	A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

D.

Instructions as to how the recipient of the Order Form must indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

E.	An acknowledgment that the recipient of the Order Form has received a final copy of the prospectus before execution of the Order Form;

F.

A statement indicating the consequences of failing to properly complete and return the Order Form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed Order Form, together with a personal check, bank draft or money order in the full amount of the purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G.	A statement to the effect that the executed Order Form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimiled Order Forms.

15.	Undelivered, Defective or Late Order Form; Insufficient Payment

If Order Forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively completed or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights granted to such Person will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Bank may, but is not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

16.	Completion of the Stock Offering

The Stock Offering will terminate if not completed within 90 days from the date on which the Plan is approved by the Federal Reserve unless an extension is approved by the Federal Reserve.

17.	Market for Common Stock and Market Making

If the Holding Company has more than 100 stockholders of any class of stock upon completion of the Stock Offering, the Holding Company will use its best efforts to:

(i)	encourage and assist a Market Maker to establish and maintain a market for that class of stock; and

(ii)	list that class of stock on a national or regional securities exchange, or on the Nasdaq quotation system.

18.	Stock Purchases by Management Persons After the Stock Offering

For three years after the consummation of the Stock Offering, no Management Person or his or her Associate(s) may purchase, without the prior written approval of the Bank Regulators, any Common Stock, except from a broker-dealer registered with the SEC, except that the foregoing will not apply to:

A.	Negotiated transactions involving more than 1% of the outstanding stock in the class of stock; or

B.	Purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan even if such stock is attributable to Management Persons or their Associates.

19.	Contribution to the Foundation

As part of the Reorganization, the Holding Company and the Bank intend to donate the Foundation Shares and/or cash to the Foundation, in such amounts, subject to regulatory limits, as shall be approved by the Bank’s Board of Directors. This contribution to the Foundation is intended to enhance the Bank’s existing community reinvestment activities, and to share with the communities in which the Bank conducts business a part of the Bank’s financial success as a community minded, financial services institution. The contribution of the Foundation Shares to the Foundation may further this goal as it may enable the community to share in the growth and profitability of the Holding Company and the Bank over the long term.

The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and to maintain its qualification under Code Section 501(c)(3), the Foundation may sell, on an annual basis, a portion of the Foundation Shares.

For five years following the Stock Offering, except for temporary periods resulting from death, resignation, removal or disqualification, (i) at least one director of the Foundation must be an independent director unaffiliated with the Holding Company and the Bank, must be from the

Bank’s local community, and must have experience with local community charitable organizations and grant making, and (ii) at least one director of the Foundation must also be a director of the Stock Bank. The Foundation’s Board of Directors will be responsible for establishing the Foundation’s policies, including a conflicts of interest policy, consistent with the stated purposes of the Foundation.

The contribution to the Foundation as part of the Reorganization must be approved by a majority of the total number of votes eligible to be cast by the Voting Members. If the contribution to the Foundation is not approved by the requisite vote of the Voting Members, then the shares of Common Stock consisting of the Foundation Shares that would have been contributed to the Foundation will be issued to the MHC and any cash that would have been contributed to the Foundation will be retained the Holding Company and/or the Bank. The decision to proceed with the formation of the Foundation and the grant of Foundation Shares and/or cash to the Foundation will be at the sole discretion of the Bank’s Board of Directors.

20.	Resales of Stock by Directors and Officers

Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for at least one year following the Effective Date, except in the case of death of a Management Person or an Associate.

21.	Stock Certificates

Each stock certificate, if issued, evidencing shares of Common Stock will bear a legend giving appropriate notice of the restrictions set forth in Section 20 above. Appropriate instructions will be issued to the Holding Company’s transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of Common Stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, will be subject to the same restrictions as apply to the restricted stock.

22.	Restriction on Financing Stock Purchases

Neither the Holding Company nor the Bank will loan funds to any Person to purchase Common Stock in the Stock Offering, and will not knowingly offer or sell any of the Common Stock to any Person whose purchase would be financed by funds loaned to the Person by the Holding Company, the Bank or any Affiliate of the Holding Company and/or the Bank.

23.	Stock Benefit Plans

A.    The Holding Company and the Bank are authorized to implement Tax-Qualified Employee Plans in connection with the Reorganization and Stock Offering, and this Plan authorizes one or more existing as well as new Tax-Qualified Employee Plans including, without limitation, the ESOP, to purchase a number of shares equal to up to 4.9% of the Holding Company’s outstanding shares of Common Stock upon completion of the Stock Offering. Such purchases may be made in the Stock Offering or purchased by the Holding Company thereafter in the open market.

B.    The Holding Company and the Bank also are authorized to implement stock option plans, restricted stock plans, and other Non-Tax-Qualified Employee Plans no sooner than six months after the completion of the Reorganization and Stock Offering, and the Holding Company intends to implement such plans for the benefit of employees, officers and directors of the Stock Bank or Holding Company after the completion of the Reorganization and Stock Offering, subject to any necessary stockholder approvals. This Plan specifically authorizes the grant and issuance by the Holding Company, no earlier than six months after the completion of the Stock Offering, of (i) awards of Common Stock pursuant to one or more stock recognition and award plans (“Recognition Plans”) in an amount equal to up to 1.96% of the Holding Company’s outstanding shares of Common Stock upon completion of the Stock Offering (and in a greater amount if the Recognition Plans are implemented more than one year after the completion of the Stock Offering in accordance with applicable law), and (ii) options to purchase a number of shares of Common Stock pursuant to one or more stock option plans in an amount equal to up to 4.9% of the outstanding shares of Common Stock of the Holding Company upon completion of the Stock Offering (and a greater amount if the stock option plans are implemented more than one year after the completion of the Stock Offering in accordance with applicable law).

24.	Post-Reorganization Registration Under the Exchange Act

If the Holding Company has more than 35 stockholders of any class of stock upon completion of the Stock Offering, the Holding Company will register its Common Stock with the SEC pursuant to the Exchange Act and will undertake not to deregister such Common Stock for three years thereafter.

25.	Payment of Dividends and Repurchase of Stock

The Holding Company may not declare or pay a cash dividend on the Common Stock if the effect thereof would cause the Holding Company’s regulatory capital to be reduced below any applicable regulatory capital requirement. Otherwise, the Holding Company may declare and pay dividends or make other capital distributions subject to compliance with any applicable Regulations. Following completion of the Stock Offering, the Holding Company may repurchase the Common Stock consistent with 12 CFR §239.8(c) as long as such repurchases do not cause the Holding Company’s regulatory capital to be reduced below any applicable regulatory capital requirement. The MHC may, from time to time, purchase Common Stock, subject to compliance with any applicable Regulations. Subject to any notice or approval requirements of the Federal Reserve, including the requirements of 12 CFR §239.8(d), the MHC may waive its right to receive dividends declared by the Holding Company.

26.	Reorganization and Stock Offering Expenses

In accordance with the regulations of the Federal Reserve, the expenses incurred by the Bank and the Holding Company in effecting the Reorganization and the Stock Offering must be reasonable.

27.	Employment and Other Severance Agreements

Following or contemporaneously with the Reorganization, the Bank and/or the Holding Company may enter into employment and/or severance arrangements with one or more executive officers of the Bank and/or the Holding Company. It is anticipated that any employment contracts entered into by the Bank and/or the Holding Company will be for terms not exceeding three years and will provide for annual renewals of the term of the contracts, subject to approval by the Bank’s and/or the Holding Company’s Boards of Directors. The Bank and/or the Holding Company also may enter into severance arrangements with one or more executive officers, which provide for the payment of severance compensation in the event of a change in control of the Bank and/or the Holding Company. The terms of such employment and severance arrangements have not yet been determined, but if implemented, would be described in any prospectus circulated in connection with the Stock Offering and would be subject to and comply with all applicable regulations of the Bank Regulators.

28.	Residents of Foreign Countries and Certain States

The Holding Company will make reasonable efforts to comply with the securities laws of each State in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country or resides in a State of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such State; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company, under the securities laws of such State, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such State; or (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

29.	Interpretation

All interpretations of this Plan and application of its provisions to particular circumstances by a vote of a majority of the Bank’s Board of Directors shall be final, subject to the authority of the Bank Regulators.

30.	Amendment or Termination of the Plan

If necessary or desirable, the terms of this Plan may be substantially amended by a majority vote of the Bank’s Board of Directors, as a result of comments from the Bank Regulators or otherwise, at any time before the solicitation of proxies and submission of the Plan and proxy materials to a vote of the Voting Members. At any time after the solicitation of proxies and submission of the Plan and proxy materials to a vote of the Voting Members, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Bank’s Board of Directors only with the concurrence of the Bank Regulators. Terms of the Plan relating to the Stock Offering including, without limitation, Sections 8 through 21, may be amended by a majority vote of the Bank’s Board of Directors as a result of comments from the Bank Regulators or otherwise at any time before the approval of the Plan by the Bank Regulators, and at any time thereafter with the concurrence of the Bank Regulators. The Plan may be terminated by a majority vote of the Bank’s Board of Directors at any time before the earlier of approval of the Plan by the Bank Regulators and the date of the Special Meeting and may be terminated by a majority vote of the Bank’s Board of Directors at any time thereafter with the concurrence of the Bank Regulators. In its discretion, the Bank’s Board of Directors may modify or terminate the Plan upon the order of the Bank Regulators without a resolicitation of proxies or another meeting of the Members; provided, however, any material amendment of the terms of the Plan that relate to the Reorganization which occur after the Special Meeting will require a resolicitation of Members. Failure of the Voting Members to approve the Plan will result in the termination of the Plan.

This Plan will be terminated if the Reorganization is not completed within 24 months from the date upon which the Voting Members approve the Plan, and this time period may not be extended by the Bank or the Bank Regulators.

Adopted and approved as of February 28, 2019